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                                                                   EXHIBIT 10.15
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[SERVICESOFT LETTERHEAD]


November 30, 1999

                             PERSONAL & CONFIDENTIAL


Mr. Steve Harrison
One Berwick Road
Lexington, MA  02420



Dear Steve:

         This letter agreement (the "Agreement") confirms the agreement that we have reached regarding your transition and severance arrangements in connection with the termination of your employment with Servicesoft Technologies, Inc. (the "Company"). The purpose of this Agreement is to establish an amicable arrangement for ending your employment relationship, including releasing the Company from claims that you may have against it or any related companies, releasing you from claims that the Company may have against you, and permitting you to receive separation pay, continuation of vesting of stock options and other benefits.

         You are entering into this Agreement voluntarily. You understand that you are giving up your right to bring all possible legal claims against the Company, including claims relating to your employment and termination. If you were not to enter into this Agreement and were to bring any claims against the Company, the Company would dispute the merits of those claims and would contend that it acted lawfully and for good business reasons with respect to you.

         You understand that be entering into this Agreement, the Company is not admitting in any way that it violated any legal obligation that it owed to you or to any other person.

         With those understandings and in exchange for the promises of you and the Company set forth below, you and the Company agree as follows:

         1.       EMPLOYMENT ARRANGEMENTS

         You and the Company acknowledge and agree that in lieu of the severance benefits and other terms to which you may have been entitled under the employment offer letter dated September 4, 1998 ("Employment Agreement") by and between you and the Company, the Employment Agreement shall be deemed terminated in its entirety and superseded by this Agreement. Furthermore, any references to the Employment Agreement in this Agreement are made for definitional purposes only, and not with the intention of incorporating any other part of the Employment Agreement in this Agreement.


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         By entering into this Agreement, you acknowledge that your employment with the Company as Chief Financial Officer shall continue until December 10, 1999 (the "Transition Period"). In that capacity, you shall report to Chris Butler, the current President and CEO, and devote substantially all of your working time and attention to the Company's business and shall diligently and in good faith promote the interests of the Company as directed by the President and CEO and the Board of Directors. You further acknowledge that your employment with the Company may be terminated at any time prior to the end of the Transition Period upon written notice from the President and CEO and shall, in any event, terminate without any further action or notice upon the end of the Transition Period.

         2.       PAY

         (a)      SALARY

         The Company shall pay your current salary to you in semi-monthly installments of $5,416.67 through the date your employment with the Company is terminated as provided in Section 1 (the "Termination Date"). The Company shall also pay you for any accrued but unused vacation pay as of December 31, 1999. The vacation payment will be made in mid-January.

         (b)      SEVERANCE PAY

         The Company will pay you Severance Pay, on a semi-monthly basis, at the rate of your current salary from the Termination Date through July 7, 2000 (the "Severance Period").

         (c)      BONUS

         The parties hereby acknowledge and agree that the Company shall pay you an annual performance bonus for calendar year 1999 as provided in the current senior management bonus plan approved by the Company's Board of Directors in April 1999, which such bonus shall be paid after the end of the calendar year and be calculated on a full year of service. The bonus will be a comparable percent to that paid to the other members of the senior management team.

         3.       BENEFITS

         By signing this Agreement, you are exercising your right to continue receiving group medical and dental insurance benefits to the extent authorized by and consistent with 29 U.S.C. ss. 1161 ET SEQ. (commonly known as "COBRA") from and after the Termination Date. Your rights and obligations under COBRA are generally described in the Company's notice to you concerning COBRA rights and obligations. Notwithstanding the terms of the COBRA notice, during the Severance Period the Company will continue to pay on your behalf all short and long term disability insurance, medical and dental insurance premiums, provided that you otherwise remain eligible for COBRA coverage. In addition, you will be eligible to continue these short and long term disability coverages by reimbursing the Company for the premiums for a period of time comparable to the COBRA provisions for health and dental insurances.



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         4.       STOCK OPTIONS

         We will immediately vest stock options (9,750 options) through 7/6/2000 in accordance with the Company's standard vesting schedule as outlined in your offer letter. This additional vesting brings the number of vested shares to 35,746, which represents the total number of options available to you. You may exercise the vested options, as outlined in the Company's Stock Option Plan, anytime prior to 9/30/2000.

This Agreement shall not be construed to limit your ability to enter into any mutually acceptable agreement with the Company whereby your services are continued as an employee, consultant or Director.

         5.       GENERAL RELEASES OF CLAIMS

         (a)      GENERAL RELEASE OF CLAIMS BY YOU

         For good and valuable consideration, the sufficiency of which is hereby acknowledged, you hereby irrevocably and unconditionally release, acquit and forever discharge the Company, its predecessors, subsidiaries, successors, affiliates, and assigns, and the directors, officers, employees, shareholders, members and representatives of any of the foregoing, and all persons acting on behalf or through any of the foregoing (any and all of whom or which are hereinafter referred to as "Servicesoft"), from any and all charges, complaints, claims, liabilities, obligations, promises, agreements, controversies, damages, actions, causes of action, suits, rights, demands, costs, losses, debts and expenses (including attorneys' fees and costs actually incurred), of any nature whatsoever, known or unknown (collectively, "Claims"), that you now have, own, or hold, or claim to have, own, or hold, or that you at any time had, owned, or held, or claimed to have had, owned, or held against Servicesoft, including claims relating to your subsequent termination of employment contemplated hereunder. This general release of Claims includes, without implication of limitation, the complete release of all Claims of breach of express or implied contract; all Claims arising under the Employment Agreement; all Claims of wrongful termination of employment whether in contract or tort; all Claims of intentional, reckless, or negligent infliction of emotional distress; all Claims of breach of any express or implied covenant of employment, including the covenant of good faith and fair dealing; all Claims of interference with contractual or advantageous relations, whether prospective or existing; all Claims of deceit or misrepresentation; all Claims of discrimination under state or federal law, including, without implication of limitation, Title VII of the Civil Rights Act of 1964, 42 U.S.C. 2000e et seq., as amended, the Age Discrimination in Employment Act of 1967, 29 U.S.C. ss. 621 et seq., as amended, and Chapter 151B of the Massachusetts General Laws; all Claims of defamation or damage to reputation; all Claims for reinstatement; all Claims for punitive or emotional distress damages; all Claims for wages, bonuses, severance, back or front pay or other forms of compensation and all Claims for attorney's fees and costs. This general release of Claims shall not be construed to include a release of Claims that arise from the Company's obligations under this Agreement or any rights of indemnification to which the Executive is entitled under the Company's Certificate of Incorporation or By-Laws.




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         (b)      GENERAL RELEASE OF CLAIMS BY THE COMPANY

         For good and valuable consideration, the sufficiency of which is hereby acknowledged, the Company hereby irrevocably and unconditionally releases, acquits and forever discharges you from any and all Claims that the Company now has, owns, or holds or claims to have, own, or hold or that the Company at any time had, owned, or held, or claimed to have had, owned, or held against you as a result of good faith acts or omissions undertaken in the best interests of the Company. This general release of Claims includes, without implication of limitation, a release of all Claims related to your performance of your responsibilities as an employee of the Company.

         6.       NONCOMPETE AGREEMENT

         Notwithstanding anything in this Agreement to the contrary, you shall continue to be subject to the agreement between you and the Company (the "Noncompete Agreement"). Without otherwise limiting the scope of the Noncompete Agreement, you acknowledge and agree that you shall be subject to the following obligations during the period from the date hereof through the first anniversary of the Termination Date;

         (a) You will not engage, directly or indirectly (including as an owner, manager, stockholder, consultant, director, officer or employee) in a self-employment business or work for any enterprise which manufactures, assembles or markets products or services which compete with those of the Company without the express written authorization of the Company. The Company agrees that this post-termination restriction does not pertain to work you may engage in that does not relate to products or services being developed or marketed to maintenance and service organizations. Notwithstanding the foregoing, the Company agrees that you may own stock of a corporation that provides goods or services which are competitive with goods or services provided (or proposed to be provided) by the Company if: (i) such stock is traded on a regular basis on regular securities exchanges or in over-the-counter markets;
(ii) you promptly provide written notice to the Company of your ownership of such stock; and (iii) the amount of such stock owned by you does not constitute more than two percent (2%) of the outstanding stock of any such corporation.

         (b) You shall not solicit, induce, attempt to hire, or hire any employee of the Company (or any person who may have been employed by the Company during any portion of the six (6) month period immediately preceding the Termination Date), or assist in such hiring by any other person or business entity or encourage any such employee to terminate his or her employment with the Company.

         (c) Induce or attempt to induce any of the Company's customers to reduce or curtail their business with the Company or terminate their relationship with the Company.

Notwithstanding anything in the Agreement to the contrary, the restrictions imposed in Section 5(a) above, do not apply as long as you remain in finance and operations (CFO, VP Operations, etc.).

         7.       NONDISPARAGEMENT




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         The Company agrees not to make any statements that disparage you and you agree not to make any statements that disparage the Company or any of its products, services, employees, offices or directors. Notwithstanding the foregoing, statements made in the course of sworn testimony in legal proceedings or other statements required by law shall not be subject to this Section 6.

         8.       COMPANY PROPERTY

         The Company agrees that you will be given the notebook computer you currently use at work.

         9.       OUTPLACEMENT SERVICES

         The Company agrees to provide you with an accounts payable check equal to one month's salary ($10,833.33) to pay for counseling, legal, accounting and tax services relative to your termination.

         10.      OTHER SERVICES

         The Company will provide you with access to your email account and voicemail extension through February 29, 2000.

         11.      TAX DEDUCTIONS AND REPORTING

         The Company shall reduce payments made to you pursuant to this Agreement by deductions and withholdings that it reasonably determines to be required for tax purposes and the Company shall make such tax-related reporting that it reasonably determines to be required with respect to consideration provided pursuant to this Agreement.

         12.      NOTICES, ACKNOWLEDGEMENTS AND OTHER TERMS

         You are advised to consult with an attorney before signing this Agreement. This Agreement is the entire agreement between you and the Company, and all previous agreements, or promises between you and the Company are superseded, null, and void, except your stock option agreements (as modified by this Agreement), and the Noncompete Agreement.

         You acknowledge that you have been given the opportunity, if you so desired, to consider this Agreement for twenty-one (21) days before executing it. If not signed by you and returned to the Company so that it is received by the Company within twenty-one (21) days of your receipt of this Agreement, this Agreement will not be valid. In the event that you execute and return this Agreement within less than twenty-one (21) days of the date of its delivery to you, you acknowledge that such decision was entirely voluntary and that you had the opportunity to consider this letter agreement for the entire twenty-one (21) day period. The Company acknowledges that for a period of seven (7) days from the date of the execution of this Agreement, you shall retain the right to revoke this Agreement by written notice that the Company receives before the end of such period, and that this Agreement shall not become effective or enforceable until the expiration of such revocation period. The "Effective Date" of this Agreement shall be the date which is seven (7) days from the date of execution of this Agreement.


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         By signing this Agreement, you acknowledge that you are doing so voluntarily. You also acknowledge that you are not relying on any representations by any representative of the Company concerning the meaning of any aspect of this Agreement.

         In the event of any dispute, this Agreement will be construed as a whole, will be interpreted in accordance with its fair meaning, and will not be construed strictly for or against either you or the Company. The law of Massachusetts will govern any dispute about this Agreement, including any interpretation or enforcement of this Agreement, without giving effect to the conflict of laws provisions of Massachusetts law. In the event that any provision or portion of a provision of this Agreement shall be determined to be unenforceable, the remainder of this Agreement shall be enforced to the fullest extent possible as if such provision or portion of a provision was not included. This Agreement may be modified only by a written agreement signed by you and an authorized representative of the Company.

         If you agree to these terms, please sign and date below and return this Agreement to the Company within the time limitation set forth above.

         This Agreement may be executed simultaneously in any number of counterparts, each of which when so executed and delivered shall be taken to be an original; but such counterparts shall together constitute but one and the same document.




Sincerely,

SERVICESOFT TECHNOLOGIES, INC.                    ACCEPTED AND AGREED:

By: /s/ Chris Butler                              By: /s/ Steve Harrison
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    Name: Chris Butler                                Name: Steve Harrison
    Title: President and CEO

    12-14-99                                          12-14-99
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    Date                                              Date





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